Exhibit 10.7

TREVI THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective upon the pricing of the initial public offering (“IPO”) of Trevi Therapeutics, Inc. (the “Company”), the Company’s non-employee directors shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$65,000 (1)
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$4,000	$8,000

(1) Chairman or lead independent director fee.

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position, and no fee shall be payable in respect of any period prior to the pricing of our IPO.

Equity Compensation

Initial Grants. Upon (i) pricing of the IPO, with respect to each non-employee director then serving on our Board, and (ii) the initial election or appointment to our Board, each non-

employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 225,000 shares of our common stock. The initial award shall have a term of ten years from the date of the award, and shall vest and become exercisable as to 50% of the shares of our common stock underlying such option at the earlier of (A) the first anniversary of the date of grant and (B) the date of the Company’s first annual meeting of stockholders held following the date of grant, with the remainder vesting on the earlier of (A) the second anniversary of the date of grant and (B) the date of the Company’s second annual meeting of stockholders held following the date of grant, subject to the director’s continued service as a director, employee or consultant through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant, provided that the exercise price pursuant to the foregoing clause (i) shall be the price at which the shares are sold to the public in the IPO.

Annual Grants. Each non-employee director who has served as a member of our Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an equity award on the date of our annual meeting of stockholders for such year of an option to purchase 135,000 shares of our common stock. The annual award shall have a term of ten years from the date of the award, and shall vest and become exercisable in full on the earlier of (A) the one-year anniversary of the date of the grant and (B) the date of the Company’s next annual meeting of stockholders held following the date of grant, subject to the director’s continued service as a director, employee or consultant through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend, in each case occurring after the date of adoption of this Non-Employee Director Compensation Policy.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2019 Stock Incentive Plan, or any successor plan under which such awards are granted, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.